Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of April 30, 2007, by and between Mission Energy Holding Company, a Delaware corporation (“MEHC” or the “Issuer”) and Wilmington Trust Company, as Trustee (the “Trustee”) to the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered the Indenture, dated as of July 2, 2001 (as amended and supplemented, the “Indenture”), pursuant to which MEHC has $ 799,957,000.00 million aggregate principal amount of 13.50% Senior Secured Notes due 2008 (the “Notes”) outstanding;

WHEREAS, Section 902 of the Indenture provides that the Issuer and the Trustee may, with certain exceptions, amend the Indenture and the Notes with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding (the “Proposed Amendments Requisite Consents”);

WHEREAS, Section 1303 of the Indenture provides that the security interests in the Collateral (as defined in the Indenture) created by the Security Documents (as defined in the Indenture) may be released without impairing the Lien (as defined in the Indenture) described in Section 1301 of the Indenture in contravention of the provisions of the Indenture if such Collateral and Lien are released pursuant to the terms of the Indenture, and Section 902 provides that the Collateral (as defined in the Indenture) and Lien may be released with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (together with the Proposed Amendments Requisite Consents, the “Requisite Consents”);

WHEREAS, as of the Acceptance Time, Section 4.11 of the EME Stock Pledge Agreement (as amended as of the date hereof) will provide that the security interests in the Collateral may be released upon the occurrence of the Requisite Consents Event (as defined therein);

WHEREAS, MEHC has distributed an Offer to Purchase and Consent Solicitation Statement, dated April 17, 2007 (the “Solicitation Statement”), to the Holders of the Notes in connection with a proposed release of the security interests in the Collateral as described in the Solicitation Statement (the “Proposed Release”) and certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding have duly consented to the Proposed Release and the Proposed Amendments;

WHEREAS, the Board of Directors of MEHC has determined that it is in the best interests of MEHC to authorize and approve the Proposed Release and the Proposed Amendments; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I—AMENDMENTS

Section 1.1.   Amendments to the Definitions in the Indenture and the Notes.

(a)           Upon the effective date of this First Supplemental Indenture (i) any definitions, and any definitions used exclusively within such definitions, in the Indenture shall be deemed deleted when all references in the Indenture to such definitions would be eliminated as a result of the amendments described herein, (ii) cross-references to provisions in the Indenture that have been deleted as a result of the Proposed Release and the Proposed Amendments shall be deemed deleted, and (iii) certain other changes to the Indenture of a technical or conforming nature shall be deemed made to the extent necessary to reflect the deletion of the provisions described herein.

(b)           Any definitions used exclusively in the provisions of the Notes that are hereby deleted, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes, and all references in the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith, as the case may be.

Section 1.2.   Amendments to Article 5—Remedies.  The following Section of the Indenture, and any corresponding provisions in the Notes, is hereby deleted in its entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 515.	Waiver of Stay or Extension Laws

Section 1.3.   Amendments to Article 10—Covenants.  The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 1005.	Maintenance of Properties
Section 1006.	Payment of Taxes and Other Claims
Section 1007.	Maintenance of Insurance
Section 1008.	Limitation on Incurrence of Indebtedness
Section 1009.	Limitation on Restricted Payments
Section 1010.	Limitations Concerning Distributions By Subsidiaries, etc
Section 1011.	Limitation on Liens
Section 1012.	Limitation on Sale and Leaseback Transactions
Section 1013.	Limitation on Transactions with Affiliates
Section 1014.	Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries
Section 1015.	Independent Director
Section 1016.	Change of Control
Section 1017.	Asset Sales
Section 1018.	Provision of Financial Information
Section 1019.	Separateness
Section 1020.	Provisions with Respect to Contact Energy
Section 1022.	Statement by Officers as to Default; Compliance Certificates

Section 1.4.   Amendments to Article 8—Merger, Consolidation, Etc. Section 801 of the Indenture is hereby amended in its entirety to read as follows:

The Company shall not directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to another Person; unless: (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger, if other than the Company, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; and (2) the Person formed by or surviving any such consolidation or merger, if other than the Company, or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the Company’s obligations under the Securities, this Indenture, the Registration Rights Agreement, the Interest Pledge Agreement and the EME Stock Pledge Agreement, as applicable, pursuant to agreements in form reasonably satisfactory to the Trustee.

This Section 8.01 does not apply to a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries; provided, however, that, in the case of such a sale, assignment, transfer, lease, conveyance or other disposition to a Restricted Subsidiary, such Restricted Subsidiary shall assume the obligations of the Company under Section 6.07 hereof pursuant to agreements in form reasonably satisfactory to the Trustee.

Section 1.5.   Amendments to Article 12—Defeasance and Covenant Defeasance. Section 1204 of the Indenture is hereby amended by deleting paragraphs (2), (3), (5) and (6) in their entirety.

Section 1.6.   Amendments to Article 5—Remedies. Section 501 of the Indenture is hereby amended in its entirety to read as follows:

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, any Security;

(2)           default in payment when due of the principal of, or premium, if any, on the Securities;

(3)           failure by the Company to comply with Section 801;

(4)           failure by the Company for 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount of the Securities Outstanding to comply with any of the other covenants or agreements in this Indenture;

(5)           with respect to  the Company, the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of any entity or group of entities, as applicable, described above in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging any entity or any group of entities, as applicable, described above a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any entity or group of entities, as applicable, described above under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any entity or any group of entities, as applicable, described above or of any substantial part of the property of any entity or any group of entities, as applicable, described above, or ordering the winding up or liquidation of the affairs of any entity or any entity or group of entities, as applicable, described above, and the continuance of any such decree or order for relief or any such order or decree or order unstayed and in effect for a period of 90 consecutive days; or

(6)           with respect to the Company (i) the commencement of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent by any of the entities or group of entities, as applicable, described above, or (ii) the consent by any of the entities or group of entities, as applicable, described above to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against any of them or (iii) the filing of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the entities or group of entities, as applicable, described above or of any substantial part of the property of the Company, or (iv) the making by any of the entities or group of entities, as applicable, described above of an assignment for the benefit of creditors, or the admission in writing of inability to pay its or their debts generally as they become due, or (v) the taking of corporate action by any of the entities or group of entities, as applicable, described above in furtherance of any such action.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that it would have to have paid if it then had elected to redeem the Securities pursuant to Section 1101, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Securities.

Section 1.7.   Amendments to Article 13—Collateral and Security Documents. Sections 1302, 1303, 1304, 1305, 1306, 1307 and 1308 of the Indenture are deleted in their entirety, and Section 1301 is hereby amended in its entirety to read as follows:

Notwithstanding anything to the contrary contained in this Indenture, (a) the Holders hereby consent to the release of the security interests created by the Security Documents on the Collateral, and (b) the Trustee and Joint Collateral Agent are each hereby authorized to execute and deliver any documents necessary to effect the release referred to in clause (a) above.

ARTICLE II—MISCELLANEOUS

Section 2.1.   Execution of Supplemental Indenture. This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.

Section 2.2.   Indenture Remains in Full Force and Effect. Except as supplemented by this First Supplemental Indenture, all provisions in the Indenture and the Notes shall remain in full force and effect.

Section 2.3.   Effect and Operation of Supplemental Indenture.  This First Supplemental Indenture shall be effective and binding immediately upon its execution by MEHC and the Trustee (so long as the Requisite Consents have been received) but, notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, the amendments to the Indenture set forth in Section 1.1 through Section 1.7 of this First Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Solicitation Statement are accepted for purchase by MEHC on the Early Payment Date (as defined in the Solicitation Statement) (or the Final Payment Date (as defined in the Solicitation Statement) if MEHC forgoes the Early Payment Date) (the time at which the tendered Notes are so accepted for purchase, the “Acceptance Time”) and the Indenture will remain in effect in its current form until such amendments become operative.  If the offer and consent solicitation set forth in the Solicitation Statement is terminated, withdrawn or otherwise not completed, this First Supplemental Indenture will have no force or effect, and the amendments to the Indenture set forth in Section 1.1 through Section 1.7 of this First Supplemental Indenture will not become operative.

Section 2.4.   References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such references shall include this First Supplemental Indenture unless the context requires otherwise.

Section 2.5.   Conflict with Trust Indenture Act. The Issuer will comply with the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”). If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control.  If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 2.6.   Severability. If any court of competent jurisdiction shall determine that any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7.   Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.8.   Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.9.   Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

Section 2.10.   Successors. All agreements of MEHC in this First Supplemental Indenture shall bind its respective successors.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.11.   Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

Section 2.12.   Certain Duties and Responsibilities of the Trustee.  In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.13.   Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.14.   GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 2.15.   Confirmation. Each of the Issuer and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MISSION ENERGY HOLDING COMPANY

By:	/s/ Mark Clarke
Name: Mark Clarke
Title: Controller

WILMINGTON TRUST COMPANY

By:	/s/ Mary St. Amand
Name: Mary St. Amand
Title: Vice President